Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Shares of ATAI Life Sciences N.V. beneficially owned by each of them, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statements on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 22, 2022.

Galaxy Group Funding (ECI) (U) LLC

February 22, 2022	By:	/s/ Vincent Barbuto
	Name:	Vincent Barbuto
	Title:	Chief Financial Officer

Galaxy Group Investments LLC

February 22, 2022	By:	/s/ Vincent Barbuto
	Name:	Vincent Barbuto
	Title:	Chief Financial Officer

February 22, 2022	By:	/s/ Michael E. Novogratz
	Name:	Michael E. Novogratz